TENANCY AGREEMENT

entered into by and between

Milan Gottwald,
Personal ID No.: 750219/5327
Tax ID No.: CZ 7502195327
Address: Náklo 334, Post Code: 783 32
(hereinafter referred to as “Landlord”)

and

SENDIO s.r.o.
Company ID No.: 281 64 440,
Tax ID No.: CZ28164440
Registered office: Olomouc, Holická 156/49, Post Code: 779 00, incorporated in the Company Register administered by the Regional Court in Ostrava, Section C, File 43097,
represented by Mr. Philip Glyn Styles, Director
(hereinafter referred to as “Tenant”)

(the Landlord and the Tenant are jointly referred to “Parties”)

I.
Introductory Provisions

1.	The Parties rely on the fact that the Landlord is the exclusive owner of:

▪	building no. 156, office building, on Lot No. 1416;
▪	building w/o a house/reference no., production and storage building, on Lot No. 1415;
▪	building w/o a house/reference no., service building, on Lot No. 1418;
▪	building w/o a house/reference no., other building, on Lot No. 1419;
▪	building w/o a house/reference no., service building, on Lot No. 1422;
▪	building w/o a house/reference no., service building, on Lot No. 1423;
▪	building w/o a house/reference no., production and storage building, on Lot No. 1677/1;

▪	land on Lot No. 1415 with an area of 6,775 m2, built-up area and yard;
▪	land on Lot No. 1416 with an area of 928 m2 , built-up area and yard;
▪	land on Lot No. 1418 with an area of 74 m2 , built-up area and yard;
▪	land on Lot No. 1419 with an area of 86 m2 , built-up area and yard;
▪	land on Lot No. 1422 with an area of 82 m2 , built-up area and yard;

▪	land on Lot No. 1423 with an area of 23 m2 , built-up area and yard;
▪	land on Lot No. 1677/1 with an area of 455 m2, built-up area and yard;
▪	land on Lot No. 567/3 with an area of 502 m2, miscellaneous and other area;
▪	land on Lot No. 568/[2] with an area of 1048 m2, miscellaneous and other area;
▪	land on Lot No. 568/8 with an area of 12,753 m2, miscellaneous and other area;
▪	land on Lot No. 568/10 with an area of 493 m2, miscellaneous and other area;
▪	land on Lot No. 578/3 with an area of 1,815 m2, other area and other roads;
▪	land on Lot No. 582/2 with an area of 3,400 m2, other area and other roads;

all found in the City of Olomouc within the cadastral district of Hodolany and registered in the Land Register administered by the Olomouc Branch of the Land Registry Office for the Olomouc Region, Title No. 2978 (hereinafter referred to as “Property”).

2.
The Parties also rely on the fact that the Tenant already uses the Leased Premises as defined below based on the tenancy agreement concluded with the Landlord on 28 May 2008 and, respectively, has continued to use the Property temporarily following the expiry of the term of that agreement on 30 June 2009, i.e. after 1 July 2009, based on the permission of the Tenant, in accordance with the terms of that agreement but for a higher consideration and that, during the tenancy period hereunder, the Tenant intends to proceed to lease all the Property except the non-residential premises leased to Other Tenants, who are specified below.

3.
The Landlord holds all the necessary permits and powers to enter into and perform this Agreement and to meet all its obligations arising herefrom. This Agreement is fully binding upon and a valid commitment of the Landlord and can be enforced against it in accordance with the terms and conditions hereof.

4.
The Tenant is a limited liability company duly established and organised in accordance with Czech law. The Tenant has the legal capacity to enter into this Agreement and exercise all its rights and meet all its obligations arising herefrom. This Agreement is fully binding upon and a valid commitment of the Tenant and can be enforced against it in accordance with the terms and conditions hereof.

II.
Scope

1.
In accordance with this Agreement, the Landlord shall make the Property less the facilities leased to Other Tenants and Additional Tenants as of the date hereof (hereinafter referred to as the “Leased Premises”) available for use by the Tenant.

2.
As of the date hereof, the Tenant is already using the Leased Premises and shall continue to use them for the period and under the conditions specified herein. The Tenant shall pay the Landlord the rent specified in Article IV hereof for the lease of the Leased Premises.

3.	Since the Tenant already fully uses the Leased Premises in accordance with Article I(2) above, the Tenant represents and warrants that:

(i)	it has duly taken over the Leased Premises from the Landlord;
(ii)	the Leased Premises, including all the parts and accessories thereof, are free of any defects and fully fit for use by the Tenant for the agreed purpose in accordance with this Agreement;
(iii)	as of the date of this Agreement, the Tenant is not aware of any circumstances excluding, limiting or jeopardising the fitness of the Leased Premises for use by the Tenant according to this Agreement;
(iv)
it has no claims, receivables or any other demands against the Landlord in connection with the use of the Leased Premises prior to the date of this Agreement (including any penalty claims) or existing for any other reason and that it fully waives any such claims, receivables or demands, should they exist;

(v)
all the obligations and commitments of the Landlord to the Tenant in connection with the use of the Leased Premises prior to the date of this Agreement have been met by the Landlord in a due and timely manner.

III.
Purpose of Lease

1.
The Tenant is entitled to use the Leased Premises to the extent specified in Article II hereof for the purpose of conducting its business activities, i.e. for advertising and marketing activities, electronic component manufacture, and the manufacture, installation and repairs of electric machines and device, and to pursue any additional business activities for which the Tenant obtains a trade or any other applicable licence during the term of this Agreement. However, the Leased Premises may only be used for any other but the business (or other) activities expressly specified herein provided that such a use is not contrary to the rights and legitimate interests of the Landlord.

2.
In particular, the Tenant may use the Leased Premises as office facilities, storage facilities, manufacturing facilities, sales and representation facilities as well as any other facilities whose use is necessary in connection with the purpose of lease according to this article.

3.
The Leased Premises may be used by the employees of the Tenant to the same extent as that granted to the Tenant and, to the extent adequate to the circumstances, the Leased Premises may also be used by the suppliers, customers or other business partners of the Tenant and, if applicable, by persons visiting the Tenant or persons to whom the Tenant has subleased the Leased Premises in accordance with this Agreement.

4.
The Tenant acknowledges and declares that it has been informed by the Landlord that the parts of the Property marked in colour and described in Annex 4 hereto are being used by: JENA – nábytek, s.r.o., Company ID No.: 25564501, having its registered office at Brno, Křenová 19, Post Code: 602 00, and T-Mobile Czech Republic a.s., Company ID No.: 64949681, having its registered office at Prague 4, Tomíčkova 2144/1, Post Code: 149 00, and DPK Morava, s.r.o., Company ID No.: 26826771, having its registered office at Olomouc, Řepčínská 35/86, Post Code: 779 00, (hereinafter collectively referred to as “Other Tenants”). The premises used by Other Tenants are marked with reference numbers (and green-colour coded) in Annex 4 hereto and shown under those reference numbers in Annex 3 hereto (drawings nos. 2799 and 2723).

5.
The Tenant also acknowledges and declares that it has been informed by the Landlord that the parts of the Property which are not leased to Other Tenants and which are not included in the Leased Premises are being used by additional tenants on the date of this Agreement, based on their respective tenancy contracts and agreements (hereinafter collectively referred to as “Additional Tenants“). The full, current, final and binding list of Additional Tenants (marked in yellow colour) forms Annex 5 hereto. Annex 5 hereto also includes the following details for each of the Additional Tenants: the reference number of the premises, the area (m²), the expiry of the lease (“Expires on”), the date from which the Tenant is entitled to enter the premises of the relevant Additional Tenant (“Sendio right of entry”), and comments. The Landlord declares that the details of the Additional Tenants provided in Annex 5 hereto are correct and current.

IV.
Rent

1.
The Parties have agreed on an annual rent for the use of the Leased Premises, which rent shall be calculated as the amount of CZK 13,365,000 (thirteen million three hundred and sixty-five thousand Czech korunas) excl. VAT less the aggregate of the amount of the annual rent payable by all the Other Tenants and Additional Tenants (as specified in Annex 6 hereto) (hereinafter referred to as “Annual Rent”)

2.
The rent shall be payable by the Tenant on a monthly advance basis, i.e. always before the 30th day of the month for the month immediately following (hereinafter referred to as "Monthly Rent"). The Monthly Rent for December 2009 has been paid by the Tenant to the Landlord in the amount of CZK 722,556, i.e. CZK 3,000 more than the amount of Monthly Rent agreed herein. The excess of CZK 3,000 will be set off against the Monthly Rent for January 2010. With regard to the calculation provided in Article IV(1), the Parties declare that, starting from December 2009, the Monthly Rent shall be in the amount of CZK 719,556 (seven hundred and nineteen thousand five hundred and fifty-six Czech korunas) plus the applicable rate of VAT. The Monthly Rent shall always be paid by the Tenant by wire transfer in the bank account of the Landlord with UniCredit Bank Czech Republic, a.s., Zlín branch, account no. 6319656084/2700 (hereinafter referred to as the “Landlord’s Account”). The date of the payment of each Monthly Rent shall be the date on which the Landlord’s Account is credited with the relevant amount. The Tenant shall pay the Monthly Rent on the basis of an invoice issued by the Landlord and before or on the specified due date. The invoice shall include all the details required by the applicable laws and regulations. The taxable supply date shall be that of the due date of Monthly Rent.

3.
The fixed amount of Annual Rent as set out in Article IV(1) hereof is set for the entire tenancy period according to Article XI hereof and may only be increased by the Landlord in accordance with the terms and conditions of Article IV(4) hereof. The Parties have agreed that the specified Annual Rent shall not be increased by the Landlord in the event of the gradual extension of the Leased Premises according to Article X hereof and/or upon the full vacation of the relevant premises used, as of the date hereof, by any of the Other Tenants or Additional Tenants, in which events the amount of Monthly Rent shall only be increased by an amount equal to that of the monthly rent from the tenant who has vacated the premises concerned, while the Annual Rent set shall remain unchanged. Such increased Monthly Rent shall apply from the calendar month immediately following the month in which the Other Tenant has vacated the relevant premises, subject to the written notification to the Tenant, in which notification the Landlord shall also specify the new amount of Monthly Rent.

4.
The amount of Annual Rent shall be regularly, i.e. always on 1 August of the calendar year, adjusted by the year-to-year increase in the inflation rate of the prices of services in the area of real estate rental as announced by the Czech Statistical Office provided that the increase exceeds 3% (three per cent) for the period of the prior calendar year; Annual Rent shall be first adjusted in this manner on 1 August 2010. The Landlord shall notify the Tenant of the adjusted amount of Annual Rent in writing no later than on the 15th day of the month immediately preceding such an increase. Based on the increase in Annual Rent according to this paragraph, the amount of Monthly Rent shall increase accordingly; in case the Czech Statistical Office does not announce the required data before the date specified above, the Landlord shall notify the Tenant of the adjusted amount of Annual Rent without unreasonable delay after such an announcement is made and the Landlord shall bill the Tenant for the relevant increase in Annual Rent retroactively.

V.
Fees for Utilities Related to Lease

1.
The rent does not include the payments of fees made in connection with the use of the Leased Premises, in particular the payments for water, gas, steam, and electricity supply, telecommunication services, sewage water discharge, etc.

2.
The Tenant has concluded an agreement with an electricity supplier, i.e. ČEZ distribuce, a.s., having its registered office at Děčín 4, Teplická 874/8, Post Code 405 02, Company ID No.: 27232425, for the supply of electricity to the Property. The fees for the electricity supplied to Other Tenants and/or Additional Tenants (except the Landlord) shall be charged by the Tenant to such Other Tenants and/or Additional Tenants (except the Landlord) in accordance with their actual consumption obtained from the readings on the separate meters.

3.
The Tenant has concluded agreements with a heat supplier, i.e. Dalkia Česká republika, a.s., having its registered office at Ostrava, 28. října 3123/152, Post Code 709 74, Company ID No.: 451 93 410, and a water supplier and sewage disposal provider, i.e. MORAVSKÁ VODÁRENSKÁ, a.s., having its registered office at Olomouc, Tovární 41, Post Code 77211, Company ID No.: 61859575, for the supply of such utilities and services to the Property. The water, sewage and heat supply fees for the utilities used by Other Tenants and/or Additional Tenants (except the Landlord) shall be charged by the Tenant directly to such Other Tenants and/or Additional Tenants (except the Landlord). The charges for the telecommunication services provided shall be paid by the Tenant directly to the telecommunication service provider.

VI.
Rights and Duties of the Tenant

1.	The Tenant may use the Leased Premises in accordance with the purpose of lease and in a manner specified in this Agreement.

2.
The Tenant may only modify the Leased Premises, in particular in terms of construction work, with the prior written approval of the Landlord. However, the Landlord shall not unreasonably withhold such an approval. The improvement of the Leased Premises, if any, does not and shall not affect the amount of rent agreed in Article IV(1) hereof. The Parties have agreed that the costs incurred by the Tenant for the modification of the Leased Premises shall be depreciated in the books of the Tenant.

3.
Subject to the prior written approval of the Landlord, the Tenant may carry out, at its own cost, the repair and/or construction work both within the Leased Premises and in such other parts of the Property as are not included in the Leased Premises. However, any such repairs and/or construction work carried out by the Tenant shall not prevent Other Tenants and/or Additional Tenants from exercising their agreed rights. If the Tenant causes any damage to the Landlord or any Other Tenants and/or Additional Tenants in the course of such repair and/or construction work, the Tenant shall compensate the Landlord or any Other Tenants and/or Additional Tenants concerned for any such damage, including any loss of profit, unless the aggrieved party has agreed with the Tenant on the compensation having the form of restoration to the original condition.

4.	For the use of the Leased Premises, the Tenant shall make due and timely payments of Monthly Rent in the amount and method specified by this Agreement.

5.
To the extent specified in Article III(4) and (5), the Tenant shall tolerate the use of the Property by Other Tenants and Additional Tenants, to which use they are entitled according to their respective tenancy contracts and agreements concluded with the Landlord, as well as the use of the Property by the employees, suppliers, customers, business partners of and other persons visiting Other Tenants and/or Additional Tenants.

6.	The Tenant shall care for the Leased Premises in a manner preventing damage thereto.

7.
The Tenant shall perform minor repairs of the Leased Premises at its own cost. Minor repairs shall include, in particular, minor repairs of the lighting fixtures including the replacement of light bulbs, repairs of the electric switches and outlets, painting repairs, minor repairs of windows and doors, flooring, water supply fixtures, sanitary installations, heating elements, etc. The Tenant shall not be obliged to request the prior approval of the Landlord.

8.
The Tenant shall ensure, at its own cost, the maintenance of the technical installations and devices such as the telephone switchboards, air conditioning units, and any other devices installed independently of the Landlord. Any technical devices installed by the Tenant which have not become a part or an accessory of the Leased Premises (such as the manufacturing lines and other machines or devices) remain to be owned by the Tenant unless otherwise agreed by the Parties. The Tenant represents that in the event of any termination (including the early termination) of the tenancy it shall not request that the Landlord reimburse any costs incurred by the Tenant for any construction, engineering or other improvement or upgrade of the Leased Premises (e.g. construction work and repair, reconstruction, distribution system repairs, etc.) or for any installations, construction work, infrastructure or devices which have become a part or an accessory of the Leased Premises unless otherwise agreed by the parties in a specific case (e.g. restoration to the original condition).

9.	The Tenant shall ensure the cleaning of the Leased Premises under the standard conditions at its own cost.

10.
If any defects which have not been caused by the Tenant and for which the Tenant was unable to use the Leased Premises in the manner agreed herein occur on the Leased Premises for the term of this Agreement and if the Tenant is forced to use the Leased Premises in a limited manner in consequence of such defects or of failure by the Landlord to meet its obligations arising herefrom, the Tenant shall be entitled to a reasonable reduction of the Rent.

VII.
Rights and Duties of the Landlord

The Landlord shall not carry out any construction within the Property, i.e. the construction of new buildings or the extension of the existing buildings. In addition, the Landlord shall not carry out any building modifications which would compromise the existing condition of the Property. Furthermore, the Landlord shall not, without the prior written consent of the Tenant, establish any new easement, liens or pre-emption rights with property law effects, or extend the term of lease of Other Tenants, terminate or otherwise change the tenancy agreements concluded with Additional Tenants, or donate or exchange the Property or a part thereof. The Landlord may conclude tenancy agreements with any new tenants only with the prior written approval of the Tenant. The Annual Rent payable by the Tenant shall be reduced by the amount of the annual rent to be paid by such new tenants in the manner specified in Article IV(1) hereof.

VIII.
Breach of the Obligations of the Tenant

1.
The Landlord may terminate this Agreement by a notice in writing in the event of the default by the Tenant in any payment of Monthly Rent according to Article IV(2) exceeding ten (10) calendar days provided that the prior written request to the Tenant for the payment of the outstanding Monthly Rent within five (5) business days has been sent to and not acted on by the Tenant. In such a case, the Parties have agreed on the notice period of thirty (30) calendar days following the service of the termination notice upon the Tenant or the refusal by the Tenant to receive such a notice.  In addition, the Landlord shall be entitled to a penalty of CZK 400,000 (four hundred thousand Czech korunas) in each such a case of default.

2.
This provision is without prejudice to the rights of the Landlord according to Section 9(2) of Act No. 116/1990 Coll. on the lease and sub-lease of non-residential premises, as amended, to the entitlement of the Landlord to the payment of the outstanding rent payable for the entire period for which the Tenant used the Leased Premises, and to the Landlord’s right to claim damages and interest on late payments.

IX.
Tenancy Period

1.
This Agreement is concluded for the fixed term commencing on 1 December 2009 and ending on 30 June 2011. The Parties have agreed that the provisions of Section 676(2) of the Civil Code and of Section 9(3)(a) of Act No. 116/1990 Coll. on the lease and sub-lease of non-residential premises, as amended, shall not apply.

2.
The Parties have agreed that (in addition to the reasons specified in section 9(2) of Act No. 116/1990 Coll. on the lease and sub-lease of non-residential premises, as amended) the Landlord may also terminate this Agreement in case the Tenant cannot be reasonably expected, based on all the relevant circumstances, to meet its obligations hereunder in a due and timely manner and/or if the Tenant has been wound up with liquidation and/or  if the Tenant is apparently bankrupt or if an application for bankruptcy or for a moratorium has been filed against the Tenant and/or if a judgement of the court has been issued regarding the resolution of the Tenant’s bankruptcy. In such a case, the Parties have agreed on the notice period of sixty (60) calendar days following the service of the termination notice upon the Tenant or the refusal by the Tenant to receive the notice.

3.
Furthermore, the Parties have agreed that the Landlord may terminate this Agreement at any time without giving its reason for such a termination. In such a case, the notice period shall be six months commencing on the first day of the calendar month immediately following the month in which the notice is served upon the Tenant.

X.
Right of the Tenant
to Enter into Tenancy Agreements
for Other Parts of the Property

1.
The Tenant declares that it intends to proceed, during the term of this Agreement, to extend the Leased Premises to all the parts of the Property which are not included in the Leased Premises as of the date of this Agreement, except the parts of the Property leased to Other Tenants. The gradual extension of the Leased Premises according to the present Article shall be carried out by the Landlord and by the Tenant by concluding amendments hereto.

2.
The Landlord declares that Annex 5 hereto contains the final, complete and current list of all the Additional Tenants of the Property. Annex 5 hereto also includes, inter alia, the respective expiry date of the tenancy contract or agreement based on which each Additional Tenant leases a certain part of the Premises (the "Expires on” column in Annex 5 hereto) and the date by which the given Additional Tenant is to clear the relevant part of the Property (the “Sendio right of entry” column in Annex 5 hereto). The Landlord declares that the details of the Additional Tenants provided in Annex 5 hereto are correct and complete.

3.
Unless otherwise agreed by the Parties, they shall conclude numbered amendments to this Agreement to extend the Leased Premises to the parts of the Property currently leased to Additional Tenants as follows:

(i)
Each individual amendment shall be concluded by the Parties on the business day immediately following the date shown in the “Expires on” column in Annex 5 hereto for the relevant Additional Tenant whose premises the Leased Premises are to be extended by;

(ii)
Each amendment to this Agreement shall indicate the date immediately following the date shown in the “Sendio right of entry” column in Annex 5 hereto for the relevant Additional Tenant as the commencing date of the use of the new parts of the Leased Premises.

4.
The individual amendments concluded according the Article X(3) hereof shall be numbered and they shall include as their annex a plan clearly showing the specifications and location of the relevant part of the Property the Leased Premises are to be extended by. Each individual amendment shall be signed by both Parties and it shall come into effect on the date when it is executed.

XI.
Sublease

The Tenant may sublease the Leased Premises only with the prior written consent of the Landlord. The Landlord shall not unreasonably withhold its consent with the sublease.

XII.
Insurance
Omitted intentionally

XIII.
Miscellaneous Provisions

1.
The Parties represent and warrant that the Leased Premises have been used by the Tenant prior to this Agreement based on the tenancy agreement dated 28 May 2008, which expired on 30 June 2009. Between 1 July 2009 and 30 November 2009 the Tenant effectively used the Leased Premises with the express consent of the Landlord and according to the terms and conditions of the tenancy agreement dated 28 May 2008 but for a higher consideration. During that period the Parties were negotiating this Agreement. For the period specified above, the Tenant has paid the Landlord the amount of CZK 3,612,780 (three million six hundred and twelve thousand seven hundred and eighty Czech korunas) for the effective use of the Leased Premises, which amount exceeds the amount agreed by CZK 15,000 (fifteen thousand Czech korunas). The excess, in the amount of CZK 15,000, shall be set off against the Monthly Rent for January 2010. The Landlord represents that the above-mentioned amount paid by the Tenant for the period from 1 July 2009 to 30 November 2009 less the above-mentioned excess of CZK 15,000 is the adequate amount payable for the use of the Leased Premises in the period in question. The Parties declare that all the claims of the Parties arising from the use of the Leased Premises in the period in question have been finally settled and that neither Party has any obligations to and/or claims from the other Party arising from the use of the Leased Premises by the Tenant.

2.
The Parties have agreed that any penalties and compensation for damage can be set off mutually unless otherwise agreed by the Parties. The Parties expressly exclude the option of set-off against the Rent.

3.
The Parties declare that, in addition to this tenancy agreement, they are currently negotiating a sales contract for the transfer of the ownership (sale and purchase) of the Property, free of any encumbrance except liens established for the benefit of the Tenant, from the Landlord to the Tenant.

4.
The Tenant shall notify the Landlord of any changes in the ownership structure of the Tenant (i.e. in the owners of SENDIO s.r.o.) without unreasonable delay. If a change occurs in the controlling entity of the Tenant during the tenancy period and if the new controlling entity is not a member of the same business group as the Tenant is on the date hereof, the Landlord may terminate this Agreement. The Parties have agreed on the notice period of six months commencing on the first day of the month immediately following the month in which the Tenant is served the Landlord’s notice.

XIV.
Common and Final Provisions

1.
This Agreement shall come into force and effect upon its signing by both Parties. In addition to the amendments specified in Article X(3) and (4) hereof, this Agreement may only be modified by successively numbered written amendments signed by both Parties.

2.
This Agreement represents the entire agreement of the Parties as regards the lease and use of the Leased Premises by the Tenant, and no other agreements, arrangements, representations or commitments of either Party, unless made herein, shall be binding upon the Parties in connection with the subject-matter hereof. This Agreement cancels and supersedes any prior agreements, arrangements, representations or commitments of either Party prior to the date of this Agreement. The headings of the articles are provided for reference only and are by no means to be used in the construction and interpretation of the terms and provisions of this Agreement.

3.
The Parties shall keep confidential the terms and conditions of this Agreement and any information acquired in the course of the negotiation of this Agreement unless disclosure is required by law or by any other generally applicable regulations.

4.
The entitlement of the Parties to any penalties, compensation for damage and interest on late payments and the confidentiality clause shall survive the withdrawal from, cancellation or any other form of termination of this Agreement.

5.
This Agreement shall be governed by the applicable tenancy agreement provisions of Act No. 40/1964 Coll., the Civil Code, as amended, and by Act No. 116/1990 Coll. on the lease and sublease of non-residential premises, as amended.

6.	This Agreement is executed in duplicate. Each Party shall receive one (1) counterpart of this Agreement.

7.	The following annexes form an integral part of this Agreement:

Annex 1 – Recent extract from the Land Register, Title No. 2978

Annex 2 – Recent extract from the Company Register concerning the Tenant
Annex 3 – Diagram of the Leased Premises (drawings nos. 2799 and 2723)
Annex 4 – Definition of the premises of Other Tenants (marked in green)
Annex 5 – List of Additional Tenants (marked in yellow)
Annex 6 – Rent breakdown
Annex 7 – Property diagram

8.
The Parties declare that they have read this Agreement prior to its signing and that they have entered into this Agreement seriously, in mutual understanding, as an expression of their true and free will, and without duress or under otherwise disadvantageous circumstances. In witness whereof, the Parties have hereunto set their hand.

Dated at Olomouc on December 2, 2009	Dated at Olomouc on December 2, 2009

/s/ Milan Gottwald	/s/ Philip Glen Styles
Milan Gottwald
Landlord	Tenant